EXHIBIT 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

_______________________________________________________________________

Alliance Financial Announces Fourth Quarter and Full Year 2006 Earnings

Syracuse, NY, January 30, 2007 - Alliance Financial Corporation (“Alliance”, or the “Company”)(NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter and year ended December 31, 2006. Net income was $2.1 million, or $0.43 per diluted share in the fourth quarter, compared to $1.8 million, or $0.48 per diluted share in the year-ago quarter. Net income in 2006 was $7.3 million or $1.88 per diluted share, compared to $7.5 million or $2.05 per share in 2005.

The decline in diluted earnings per share for the fourth quarter and year ended December 31, 2006 compared with the year-ago periods resulted primarily from the issuance of 1,292,000 shares of common stock in connection with the acquisition of Bridge Street Financial, Inc. (“Bridge Street”), a $219.3 million bank holding company, on October 6, 2006. Much of the earnings enhancement in the fourth quarter attributable to the acquisition was offset by acquisition and integration expenses related to the transaction, which totaled approximately $1.0 million before taxes.

Net income for 2006 was most impacted by non-interest income growth of $3.6 million compared with 2005, resulting largely from our expanded trust business and higher service charges, and by a $2.6 million increase in non-interest expenses due in large part to the acquisition of Bridge Street and the associated one-time and ongoing expenses. The provision for loan and lease losses increased $2.3 million in 2006 compared with 2005 due to the growth and changing mix of our loan and lease portfolio and to a higher level of charge-offs, including two relationship totaling $951,000 which were charged off in the first half of 2006.

Jack H. Webb, President and CEO of Alliance said, “The acquisition of Bridge Street and successful integration of its branch network and systems was a significant milestone for our franchise. With $1.3 billion in assets and an additional 1.3 million shares of Alliance common stock outstanding as a result of the acquisition, this strategic transaction, which is expected to be accretive to earnings per share in 2007, raises the profile of Alliance in our market area and in the investment community. Alliance is well-positioned, through this acquisition, in combination with our de-novo branch expansion strategy which resulted in six new branches in the Syracuse area over the last three years, to execute on our strategic growth objectives for 2007 and beyond.”

Total assets were $1.3 billion at December 31, 2006, an increase of $229.7 million from September 30, 2006, and up $286.9 million from December 31, 2005. The following table summarizes the significant assets acquired and liabilities assumed in the acquisition of Bridge Street (amounts are estimated fair values in thousands):

Assets:
Securities	$38,467
Loans (gross)	142,627
Allowance for loan losses	(1,297)
Premises and equipment	8,227
Bank-owned life insurance	6,429
Goodwill	33,456
Intangible assets	6,039

Liabilities:
Interest-bearing deposits	8,300
Non-interest-bearing deposits	35,007
Borrowings	23,707

Total loans and leases (net of unearned income) increased $156.7 million in the fourth quarter, and were up $228.5 million compared with December 31, 2005, with most of the growth in the fourth quarter attributable to loans acquired in the Bridge Street transaction.

The company’s commercial lease portfolio (net of unearned income) increased $18.9 million in the fourth quarter and was up $66.2 million from December 31, 2005 as a result of our continuing focus on developing this business line. Net leases totaled $131.3 million at the end of 2006, which represents 14.9% of total loans and leases, compared with $112.5 million (15.5% of total loans and leases), and $65.2 million (10.0% of total loans and leases) at September 30, 2006 and December 31, 2005, respectively.

Webb added, “We are very pleased with the growth of our commercial lease portfolio in 2006. This is an important component of our strategic growth objectives and we will seek continued growth in this higher-yielding portfolio in 2007 to supplement our traditional commercial lending business.”

Commercial loans increased $57.8 million during the fourth quarter ($64.7 million acquired form Bridge Street, net of $2.4 million of loans sold in December) and were $223.5 million at December 31, 2006 or 25.3% of total loans and leases, compared with $165.7 million (22.8% of total loans and leases) at September 30, 2006 and $162.4 million (24.8% of total loans and leases) at December 31, 2005. Without the effect of loans acquired from Bridge Street, we experienced a decrease in commercial loans of $6.9 million in the fourth quarter, due primarily to scheduled loan amortization and lower line of credit utilization by certain large commercial customers at year-end.

Residential mortgages increased $57.1 million ($57.9 acquired from Bridge Street) in the fourth quarter, and were $253.8 million or 28.8% of total loans and leases at December 31, 2006, compared with $196.7 million (27.1% of total loans and leases) at September 30, 2006 and $186.6 million (28.5% of total loans and leases) at December 31, 2005.

Total deposits were $935.6 million at December 31, 2006, an increase of $153.0 million and $196.5 million from September 30, 2006 and December 31, 2005, respectively. Checking accounts increased $27.9 million and $51.0 million ($39.6 million acquired from Bridge Street) in the quarter and year ended December 31, 2006, respectively. Increases in commercial checking deposits in 2006, due in large part to the success of our ongoing business development efforts, were partially offset by a $10.7 million fourth quarter decrease in municipal checking accounts due to normal seasonal activity. Savings and money market accounts increased $64.1 million during the fourth quarter of 2006, and were up $42.9 million ($79.2 million acquired form Bridge Street) for the year ended December 31, 2006. Time accounts increased $61.0 million and $102.6 million ($49.6 million acquired form Bridge Street) in the quarter and year ended December 31, 2006, respectively, in part mirroring the trends in savings and money market accounts, as customers have favored higher rate, short-term time accounts over lower rate savings and money market accounts. We expect the intense competition for deposits in our market area will continue for the foreseeable future, which, along with the significant difference between higher yielding short term time account rates and savings and money market rates, may result in a continuing migration of savings and money market accounts to higher yielding time accounts.

In September 2006, a wholly-owned subsidiary trust of Alliance completed the sale of $15.0 million of trust preferred securities, the proceeds of which were used to purchase junior subordinated notes issued by Alliance. Most of the proceeds of this issuance were used by Alliance to fund the cash portion of the Bridge Street acquisition.

Shareholders’ equity was $109.5 million at December 31, 2006, compared with $69.6 million at December 31, 2005. Shareholders’ equity was increased by $38.1 million from the issuance of common stock (862,856 new shares and 428,956 shares from treasury) in connection with the acquisition of Bridge Street, and by net income for 2006 of $7.3 million. Shareholders’ equity was reduced by dividends declared in 2006 totaling $3.4 million, and by the repurchase of 94,482 shares of Alliance common stock in the fourth quarter at a total cost of $2.9 million. There remains 31,830 shares available for repurchase under the previously announced program. Shareholders’ equity was further reduced by $994,000 (net of deferred taxes) upon the adoption by the Company of Statement of Financial Accounting Standards No. 158 “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -- an amendment of FASB Statements No. 87, 88, 106, and 132(R)” as of December 31, 2006. The adoption of this statement had no effect on our regulatory capital ratios.

Nonperforming assets increased $1.5 million in the fourth quarter of 2006, to $2.6 million or 0.21% of total assets, compared with $1.1 million or 0.11% of total assets at September 30, 2006 and $1.6 million or 0.17% of total assets at December 31, 2005. The increase in nonperforming assets in the fourth quarter resulted almost entirely from nonperforming assets acquired from Bridge Street. The largest nonperforming loan at year-end was an $855,000 commercial line of credit that we acquired from Bridge Street. Payments are being made in accordance with the contractual terms of the agreement, however the facility, which is secured by a first-lien on accounts receivable, has been placed on non-accrual status while the terms of an extension of the facility are negotiated. A number of small relationships make up the remaining balance of nonperforming loans, the largest of which is a $119,000 commercial loan.

The provision for loan and lease losses was $510,000 and $2.5 million in the quarter and year ended December 31, 2006, respectively, compared with $178,000 and $144,000 in the year-ago periods, respectively. Net charge-offs were $180,000 and $1.7 million in the three months and year ended December 31, 2006, respectively, compared with $379,000 and $451,000 in the year-ago periods, respectively. The increased level of provisions in 2006 is a reflection of the growth and changing mix of our loan and lease portfolio and higher charge-offs. Two commercial relationships comprised approximately 40% of total charge-offs in 2006, with both borrowers experiencing significant unexpected deterioration in their businesses earlier in the year.

The allowance for loan losses was $7.0 million at December 31, 2006, compared with $5.4 million at September 30, 2006 and $5.0 million at December 31, 2005. We acquired $1.3 million of loan loss allowances in the fourth quarter from Bridge Street. The ratio of the allowance for loan and lease losses to total loans and leases was 0.80% at December 31, 2006, compared with 0.74% at September 30, 2006 and 0.77% at December 31, 2005. The ratio of the allowance for loan and lease losses to nonperforming loans and leases was 266.4% at December 31, 2006, compared with 495.8% at September 30, 2006 and 304.7% at December 31, 2005.

Net interest income totaled $8.2 million in the three months ended December 31, 2006, an increase of $1.3 million compared with the fourth quarter of 2005. Much of the increase resulted from the impact of the net assets acquired from Bridge Street, which offset the effect of the net interest margin compression we experienced in 2006. Growth in average earning assets of $219.1 million in the fourth quarter compared with the year-ago quarter partially offset the effect of an 11 basis point decrease in the Company’s net interest margin compared with the year-ago quarter.

Net interest income totaled $27.8 million for the year ended December 31, 2006, compared to $27.1 million in 2005, reflecting the favorable impact of the net interest income resulting from the Bridge Street acquisition, offsetting an otherwise declining trend in net interest income resulting primarily from net interest margin compression during 2006.

Higher short-term interest rates and the persistently flat yield curve and periods of yield curve inversions over the past year, along with highly competitive deposit pricing negatively impacted the company’s net interest margin during the quarter and year ended December 31, 2006. An increase in our earning asset yield of 64 basis points in the fourth quarter of 2006 compared with the same quarter in 2005 was offset by an increase in our cost of funds of 85 basis points over the same period. The net interest margin on a tax-equivalent basis was 3.08% in the fourth quarter of 2006, compared with 3.19% in the fourth quarter of 2005 and 2.91% in the third quarter of 2006. Our net interest margin increased on a linked quarter basis in the fourth quarter due primarily to the higher net interest margin on the net assets acquired from Bridge Street compared to Alliance’s pre-acquisition margin. Our tax-equivalent net interest margin was 3.02% in 2006, compared with 3.28% in 2005.

We expect that the highly competitive deposit pricing in our markets, along with the migration of savings and money market deposits to higher rate short-term time accounts, will continue for the foreseeable future. These conditions, along with the current inverted yield curve, will continue to pressure our net interest margin in coming quarters.

Non-interest income was $5.5 million in the fourth quarter of 2006, which was an increase of $1.6 million or 40.4% compared with $3.9 million in the fourth quarter of 2005. Non-interest income was $17.7 million in 2006, which was an increase of $3.6 million or 25.2% compared with $14.2 million in 2005. Increases in service charges on deposit accounts, income from bank-owned life insurance, and card-related fees in the fourth quarter resulted largely from the Bridge Street acquisition. Also contributing to the increase in service charges on deposit accounts, which accounted for approximately 23% and 38% of the increase in non-interest income in the quarter and year ended December 31, 2006, respectively, were changes to certain fees in the fourth quarter of 2005. Card related fees increased $184,000 and $365,000 in the quarter and year ended December 31, 2006 compared with the year ago periods due primarily to higher customer debit card utilization. Non-interest income from the insurance subsidiary acquired in the Bridge Street transaction was $615,000 in the fourth quarter, or approximately 39% and 17% of the total increase in non-interest income in the fourth quarter and full year 2006, respectively. The full-year 2006 increase in trust and brokerage income of $1.0 million or 13.1% compared with 2005 reflects the less than full year impact in 2005 of the acquisition of approximately $560 million of trust assets under management from HSBC, USA N.A., which closed in February 2005. Rental income from leases decreased 32.8% in the year ended December 31, 2006 compared with 2005 due to the declining balance in our operating lease portfolio. We ceased originating operating leases in early 2004, and as a result, rental income declined steadily during 2006 and will cease in early 2007 (along with related depreciation expense on the leased assets). Other non-interest income increased $316,000 and $548,000 in the quarter and year ended December 31, 2006 compared with the same periods in 2005. Approximately $86,000 of the fourth quarter increase and $168,000 of the full year increase resulted from non-recurring items. The balance of the fourth quarter and full year increases resulted primarily from increases in mortgage servicing fees and miscellaneous customer fees. Non-interest income (excluding loss on sales of securities) comprised 40.1% and 38.9% of revenue in the quarter and year ended December 31, 2006 up from 36.3% and 34.4% in the year-ago periods.

Non-interest expenses were $10.8 million in the quarter ended December 31, 2006, which was an increase of $2.3 million or 27.1% compared to $8.5 million in the fourth quarter of 2005. Non-interest expenses were $34.0 million in the year ended December 31, 2006, up $2.6 million or 8.3% compared with $31.4 million in 2005. The increases in non-interest expenses in the quarter and full-year periods were due in large part to the acquisition of Bridge Street. Non-recurring merger and conversion expenses totaled approximately $1.0 million in the fourth quarter of 2006, and were primarily in professional fees, salaries and benefits, communications expense, stationary and supplies and marketing expense. There were no such merger related expenses in the fourth quarter of 2005. Salaries and benefits increased $243,000 or 5.2% in the fourth quarter of 2006 compared with the year-ago quarter primarily due to salaries and benefits for employees of Bridge Street, and a $148,000 increase in incentive compensation expense related to the acquisition, partially offset by efficiencies gained through the implementation of a new staffing model in the first quarter of 2006 and deferrals of a portion of salaries and benefits costs associated with our lending activities in accordance with generally accepted accounting principles. Occupancy and equipment expense increased $528,000 or 37.6% and $714,000 or 12.4% for the fourth quarter and year ended December 31, 2006, respectively due to a writedown of $174,000 on bank-owned property reclassified to assets held for sale in the fourth quarter and to expenses associated with properties acquired from Bridge Street. Amortization of intangible assets increased $266,000 in the fourth quarter of 2006 compared with 2005 as a result of the Bridge Street acquisition. Increases in other operating expenses for the fourth quarter ($97,000 increase) and full year ($694,000 increase) resulted primarily from higher postage, courier, loan origination costs and ATM processing fees due primarily to increases in customer account and transaction volumes from organic growth and customers acquired from Bridge Street. In addition, director fees increased $170,000 for the fourth quarter and $231,000 for the year due to an increase in the number of meetings in 2006 primarily related to the acquisition, and an increase in the value of directors deferred compensation which is tied to the book value of Alliance common stock.

Alliance Financial Corporation is an independent financial holding company with Alliance bank, N.A. as a subsidiary that provides banking, commercial leasing, and trust and investment services through 29 office locations in Cortland, Madison, Oneida, Onondaga and Oswego counties. The Bank also operates a trust administration center in Buffalo, NY and offers lease financing through its wholly-owned subsidiary, Alliance Leasing, Inc. Alliance also operates a wholly-owned multi-line insurance subsidiary, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may reduce margins; changes in the regulatory environment; general economic conditions, either nationally or regionally, are less favorable than expected, resulting, among other things, a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our trust business will fail to perform as currently anticipated; the possibility that we may fail to realize the anticipated benefits of the acquisition of Bridge Street; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	December 31, 2006	December 31, 2005
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$27,398	$17,972
Federal funds sold	—	4,906

Securities available-for-sale	256,752	261,368
Federal Home Loan Bank of NY (“FHLB”) Stock	7,235	6,126

Total loans and leases, net of unearned income	882,566	654,086
Less allowance for loan and lease losses	7,029	4,960

Net loans and leases	875,537	649,126

Premises and equipment, net	20,125	13,032
Accrued interest receivable	4,605	3,915
Bank-owned life insurance	16,449	9,565
Assets held-for-sale	2,367	—
Goodwill	33,456	—
Intangible assets, net	14,912	9,671
Other assets	8,509	4,740

Total assets	$1,267,345	$980,421

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	129,575	91,883
Interest bearing	806,021	647,235

Total deposits	935,596	739,118

Borrowings(1)	179,650	150,429
Accrued interest payable	2,651	2,261
Other liabilities	14,168	8,732
Junior subordinated obligations issued to
unconsolidated subsidiary trusts	25,774	10,310

Total liabilities	1,157,839	910,850

Shareholders’ equity:
Common stock	4,895	3,979
Surplus	40,420	11,185
Unamortized value of restricted stock	(1,434)	(1,453)
Undivided profits	70,658	66,740
Accumulated other comprehensive income	(2,122)	(1,700)
Treasury stock	(2,911)	(9,180)

Total shareholders’ equity	109,506	69,571

Total liabilities and shareholders’ equity	$1,267,345	$980,421

Common shares outstanding	4,800,512	3,565,012
Book value per share	$22.81	$19.52
Tangible book value per share	$12.74	$16.80

Trust assets under management(2)	$927,674	$862,504

(1)	Includes mortgagors’ escrow funds
(2)	Not included in assets of Alliance Financial Corporation

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing
deposits	$906	$1,941	$2,450	$4,094
Securities(1)	270,634	274,958	260,644	290,034
Loans and leases receivable:
Residential real estate loans	250,545	184,524	205,527	178,669
Commercial loans	222,282	163,100	177,868	161,066
Leases, net of unearned income	121,069	56,570	90,504	36,269
Indirect loans	183,538	171,219	179,994	147,364
Other consumer loans	90,225	67,759	73,355	65,744

Loans and leases receivable, net of unearned	867,659	643,172	727,248	589,112
income

Total earning assets	1,139,199	920,071	990,342	883,240

Non-earning assets	102,124	54,898	64,531	57,124

Total assets	$1,241,323	$974,969	$1,054,873	$940,364

Interest bearing liabilities:
Interest bearing checking accounts	$93,973	$81,321	$87,221	$80,463
Savings accounts	84,439	55,813	62,412	59,876
Money market accounts	194,743	186,273	176,811	182,905
Time deposits	438,267	329,260	378,402	297,040
Borrowings(2)	163,438	142,357	145,140	149,289

Junior subordinated obligations issued to
unconsolidated trusts	25,774	10,310	14,606	10,310

Total interest bearing liabilities	1,000,634	805,334	864,592	779,883

Non-interest bearing deposits	124,753	88,201	101,266	80,757
Other non-interest bearing liabilities	15,844	10,690	11,239	9,880

Total liabilities	1,141,231	904,225	977,097	870,520
Shareholders’ equity	100,092	70,744	77,776	69,844

Total liabilities and shareholders’ equity	$1,241,323	$974,969	$1,054,873	$940,364

(1)	The amounts shown are amortized cost and include FHLB stock.
(2)	Includes mortgagors’ escrow funds.

Alliance Financial Corporation

Loan and Deposit Composition (Unaudited)

	December 31, 2006		September 30, 2006		December 31, 2005
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$253,825	28.8%	$196,741	27.1%	$186,550	28.5%
Commercial loans	223,527	25.3%	165,709	22.8%	162,350	24.8%
Leases, net of unearned income	131,338	14.9%	112,471	15.5%	65,172	10.0%
Indirect loans	182,528	20.7%	184,745	25.4%	172,113	26.3%
Other consumer loans	91,348	10.3%	66,248	9.2%	67,901	10.4%

Total loans and leases	$882,566	100.0%	$725,914	100.0%	$654,086	100.0%

Allowance for loan and lease losses	(7,029)		(5,402)		(4,960)

Net loans and leases	$875,537		$720,512		$649,126

Deposit composition
Non-interest bearing checking	$129,575	13.9%	$98,781	12.6%	$91,883	12.4%
Interest bearing checking	93,817	10.0%	96,715	12.4%	80,536	10.9%

Total checking	223,392	23.9%	195,496	25.0%	172,419	23.3%
Savings	85,888	9.2%	52,052	6.7%	55,214	7.5%
Money market	189,143	20.2%	158,883	20.3%	176,894	23.9%
Time deposits	437,173	46.7%	376,127	48.0%	334,591	45.3%

Total deposits	$935,596	100.0%	$782,558	100.0%	$739,118	100.0%

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$14,523	$9,724	$46,790	$34,960
Federal funds sold and interest bearing deposits	27	19	148	129
Securities	2,883	2,841	10,835	11,336

Total interest income	17,433	12,584	57,773	46,425

Interest expense:
Deposits:
Savings accounts	114	74	339	307
Money market accounts	1,517	1,181	5,141	3,955
Time accounts	5,031	2,755	16,161	8,988
NOW accounts	183	79	519	250

Total	6,845	4,089	22,160	13,500

Borrowings:
Repurchase agreements	711	554	2,591	2,297
FHLB advances	1,188	917	4,052	2,895
Mortgagors’ escrow funds	4	—	4	—

	1,903	1,471	6,647	5,192

Junior subordinated obligations	500	183	1,144	644

Total interest expense	9,248	5,743	29,951	19,336

Net interest income	8,185	6,841	27,822	27,089
Provision for loan and lease losses	510	178	2,477	144

Net interest income after provision for loan and
lease losses	7,675	6,663	25,345	26,945

Non-interest income:
Trust and brokerage income	2,258	2,246	8,895	7,864
Insurance agency income	615	—	615	—
Service charges on deposit accounts	1,378	1,012	4,316	2,957
(Loss) gain on sale of securities available for sale	(2)	3	(2)	(19)
Gain on the sale of loans	56	14	126	163
Income from bank-owned life insurance	155	101	455	402
Card-related fees	440	256	1,291	926
Rental income from leases	196	203	797	1,186
Other non-interest income	380	64	1,225	677

Total non-interest income	5,476	3,899	17,718	14,156

Non-interest expense:
Salaries and employee benefits	4,885	4,642	16,607	17,150
Occupancy and equipment expense	1,932	1,404	6,460	5,746
Communication expense	337	225	744	603
Stationery and supplies expense	309	164	645	514
Marketing expense	327	193	1,128	921
Amortization of intangible assets	392	126	770	418
Professional fees	1,156	382	3,239	2,385
Other operating expense	1,418	1,321	4,397	3,703

Total non-interest expense	10,756	8,457	33,990	31,440

Income before income tax expense	2,395	2,105	9,073	9,661
Income tax expense	315	342	1,762	2,154

Net income	$2,080	$1,763	$7,311	$7,507

Share and Per Share Data
Basic average shares outstanding	4,720,384	3,592,579	3,804,711	3,593,864
Diluted average shares outstanding	4,801,544	3,664,305	3,874,484	3,664,684

Basic earnings per share	$0.44	$0.49	$1.92	$2.09
Diluted earnings per share	$0.43	$0.48	$1.88	$2.05
Cash dividends declared	$0.22	$0.21	$0.88	$0.84

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

($ in thousands)

	December 31, 2006	September 30, 2006	December 31, 2005
Asset quality
Non-accruing loans and leases:
Residential real estate loans	$298	$9	$11
Commercial loans	1,248	619	1,104
Leases	99	99	—
Indirect loans	63	70	74
Other consumer loans	141	64	169

Total non-accruing loans and leases	1,849	861	1,358
Accruing loans and leases delinquent 90 days or more	790	229	270

Total non-performing loans and leases	2,639	1,090	1,628
Other real estate and repossessed assets	—	20	6

Total non-performing assets	$2,639	$1,110	$1,634

Allowance for loan and lease losses	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Allowance for loan and lease losses, beginning of period	$5,402	$5,161	$4,960	$5,267

Loans and leases charged-off	(360)	(500)	(2,390)	(1,088)
Recoveries of loans and leases previously charged-off	180	121	685	637

Net loans and leases charged-off	(180)	(379)	(1,705)	(451)

Provision for loan and lease losses	510	178	2,477	144
Allowance acquired from Bridge Street Financial	1,297	—	1,297	—

Allowance for loan and lease losses, end of period	$7,029	$4,960	$7,029	$4,960

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended December 31,		At or for the twelve months ended December 31,
	2006	2005	2006	2005
Return on average assets	0.67%	0.72%	0.69%	0.80%
Return on average equity	8.31%	9.97%	9.40%	10.75%
Yield on earning assets	6.33%	5.69%	6.05%	5.47%
Cost of funds	3.70%	2.85%	3.46%	2.48%
Net interest margin (tax equivalent)	3.08%	3.19%	3.02%	3.28%
Efficiency ratio	78.74%	78.74%	74.64%	76.22%

Net loans and leases charged-off to average loans
and leases, annualized	0.08%	0.24%	0.23%	0.08%
Provision for loan and lease losses to average loans
and leases, annualized	0.24%	0.11%	0.34%	0.02%
Allowance for loan and lease losses to total loans
and leases	0.80%	0.77%	0.80%	0.77%
Allowance for loan and lease losses to nonperforming
loans and leases	266.4%	304.7%	266.4%	304.7%
Nonperforming loans and leases to total loans and leases	0.30%	0.25%	0.30%	0.25%
Nonperforming assets to total assets	0.21%	0.17%	0.21%	0.17%

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2006				2005
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share and per share data)

Interest income	$17,433	$14,066	$13,565	$12,709	$12,584
Interest expense	9,248	7,604	6,925	6,174	5,743

Net interest income	8,185	6,462	6,640	6,535	6,841
Provision for loan and lease losses	510	550	417	1,000	178

Net interest income after provision for loan
and leases losses	7,675	5,912	6,223	5,535	6,663
Other non-interest income	5,476	4,170	4,041	4,031	3,899
Other non-interest expense	10,756	7,688	7,723	7,823	8,457

Income before income tax expense	2,395	2,394	2,541	1,743	2,105
Income tax expense	315	575	569	303	342

Net income	$2,080	$1,819	$1,972	$1,440	$1,763

Basic earnings per share	$0.44	$0.52	$0.55	$0.40	$0.49
Diluted earnings per share	$0.43	$0.51	$0.54	$0.40	$0.48
Basic weighted average shares outstanding	4,720,384	3,503,851	3,569,033	3,566,228	3,592,579
Diluted weighted average shares outstanding	4,801,544	3,585,204	3,638,442	3,639,637	3,664,305
Dividends paid per share	$0.22	$0.22	$0.22	$0.22	$0.21
Net interest margin (tax equivalent)	3.08%	2.91%	3.05%	3.04%	3.19%
Return on average assets	0.67%	0.72%	0.80%	0.59%	0.72%
Return on average equity	8.31%	10.27%	11.30%	8.18%	9.97%
Efficiency ratio	78.7%	72.3%	72.3%	74.0%	78.7%